Exhibit 99.1

News Release USA Compression Partners, LP 100 Congress Avenue, Suite 450 Austin, Texas 78701 www.usacpartners.com

FOR IMMEDIATE RELEASE

USA Compression Partners, LP Achieves Record Revenues and Adjusted EBITDA;

Reports First Quarter 2013 Results and 2013 Outlook

AUSTIN, Texas, May 9, 2013  USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the first quarter 2013 and provided a full year 2013 guidance range.

First Quarter 2013 Summary Results

(in thousands except operational data and percentages)

•                  Record levels of revenue for the first quarter of 2013

•                  Record levels of Adjusted EBITDA for the first quarter of 2013

•                  Revenue and Adjusted EBITDA in first quarter 2013 increased 20.2% and 22.4%, respectively, over the first quarter of 2012

•                  Gross operating margin, as a percentage of revenue, improved from 66.7% in the first quarter of 2012 to 68.0% in the first quarter of 2013

•                  Increased size of fleet horsepower by 21.7% from first quarter of 2012 to first quarter of 2013

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Operational Data
Fleet Horsepower at period end	942,642	919,121	774,514
Revenue Generating Horsepower at period end	807,988	794,324	697,500
Average Revenue Generating Horsepower	801,574	792,368	680,063
Revenue Generating Compression Units at period end	985	978	897
Horsepower Utilization at period end(1)	93.3%	92.8%	95.6%
Average Horsepower Utilization for the period(1)	92.4%	92.9%	95.8%

Financial Data
Revenue	$32,604	$31,771	$27,124
Average Revenue Per Horsepower Per Month	$13.59	$13.39	$13.45
Gross Operating Margin	$22,184	$21,903	$18,103
Adjusted EBITDA	$17,445	$16,808	$14,253
Distributable Cash Flow	$11,613	$9,183	$8,440
Cash Flows from Operating Activities	$9,360	$11,599	$4,523
Gross Operating Margin Percentage(2)	68.0%	68.9%	66.7%
Adjusted EBITDA Percentage(2)	53.5%	52.9%	52.5%

(1)         Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 85.7%, 86.4% and 90.1% for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Average horsepower utilization was 86.1%, 87.1% and 90.0% for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

(2)         Excluding retail services and related operating expenses for the first quarter of 2013, gross operating margin percentage was 69.1% and Adjusted EBITDA percentage was 54.2%.

First Quarter 2013 Operating Performance

Revenue in the first quarter of 2013 was $32.6 million as compared to $27.1 million for the same period in 2012, an increase of 20.2%.  This increase was primarily the result of contract operations revenue, which excludes retail parts and services, of $31.9 million for the first quarter of 2013 as compared to $26.6 million in the first quarter of 2012, an increase of 20.1%. Adjusted EBITDA for the first quarter of 2013 was $17.4 million as compared to $14.3 million for the first quarter of 2012, an increase of 22.4%.

“We are very pleased to report record levels of revenue and Adjusted EBITDA for the first quarter of 2013,” said Eric D. Long, P.E., USA Compression President and Chief Executive Officer.  “The demand for our services remains strong and higher levels of gross operating margin, excluding retail services, for the first quarter of 2013, continue to improve our financial performance. We have customer contracts for all of the new compression units ordered and scheduled for delivery primarily in the first quarter of 2013, comprised of 35,880 horsepower, and 51% of the new compression units ordered and scheduled for delivery primarily in the second quarter of 2013, comprised of 50,915 horsepower.”

Average revenue generating horsepower (“HP”) was 801,574 for the first quarter of 2013 as compared to 680,063 for the first quarter of 2012, an increase of 17.9%.  Average revenue per revenue generating HP per month was $13.59 for the first quarter 2013 as compared to $13.45 for the first quarter of 2012, an increase of 1.0%.  Gross operating margin in the first quarter of 2013 was $22.2 million as compared to $18.1 million for the first quarter of 2012, an increase of 22.5%. Gross operating margin, as a percentage of total revenues, increased from 66.7% in the first quarter of 2012 to 68.0%, in the first quarter of 2013 primarily due to increasing operating leverage by adding large HP compression units to the Partnership’s revenue generating HP portion of the fleet.

Maintenance capital expenditures and cash interest expense were $3.1 million and $2.6 million, respectively, for the first quarter of 2013, while expansion capital expenditures (used primarily to purchase new compression units) were $20.3 million for this period.  Distributable cash flow in the first quarter of 2013 was $11.6 million as compared to $8.4 million in the first quarter of 2012, an increase of 37.6%.

On April 23, 2013, the Partnership announced a cash distribution of $0.348 per unit on its common and subordinated units. This prorated amount corresponds to 72 days of a quarterly cash distribution rate of $0.435 per unit, which exceeds the minimum quarterly distribution of $0.425 per unit. This first quarter distribution corresponds to an annualized distribution rate of $1.74 per unit. The Partnership’s first distribution is prorated to cover the portion of the quarter after January 18, 2013, the closing date of the Partnership’s initial public offering, through March 31, 2013.  The prorated distribution will be paid on May 15 to unitholders of record as of the close of business on May 3, 2013. USA Compression Holdings, LLC, the owner of 62.2% of the Partnership’s outstanding common and subordinated units, has elected to reinvest under the Partnership’s Distribution Reinvestment Plan all of the distribution it receives on its units. Distributable cash flow coverage for the first quarter of 2013 is 0.90x.

Initial Public Offering and Credit Facility

The Partnership closed its initial public offering (“IPO”) on January 18, 2013 and used the net proceeds of $180.6 million, including expenses of $140,000 related to the Partnership’s Distribution Reinvestment Plan, to repay a portion of the outstanding balance under its revolving credit facility.  The Partnership maintains a $600.0 million revolving credit facility with a syndicate of banks that matures in October 2015. As of March 31, 2013, the outstanding balance under the revolving credit facility was approximately $335.6 million compared to $502.3 million as of December 31, 2012.  As of December 31, 2012, on a pro forma basis after giving effect to the application of the net proceeds from the Partnership’s IPO, the Partnership had $321.7 million in borrowings outstanding under its revolving credit facility.

In addition, on April 16, 2013, the registration statement on Form S-1 (as amended to include the Partnership’s recently filed Form 10-K for the year ended December 31, 2012) relating to the Partnership’s Distribution Reinvestment Plan was declared effective by the Securities and Exchange Commission.

Full Year 2013 Outlook

USA Compression is providing full year 2013 guidance to a revenue range of $140.5 million to $145.4 million, net income range of $15.9 million to $19.9 million, and Adjusted EBITDA range of $78.1 million to $82.1 million, and expects to generate distributable cash flow of $52.0 million to $56.0 million for that period.

Conference Call

USA Compression Partners, LP will host a conference call on May 9, 2013, beginning at 9:00 a.m. Central Time, to discuss its first quarter 2013 performance.  The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 877-546-5018 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 857-244-7550.  The passcode for both is 86001761.

A replay of the call will be available through May 16.  Callers inside the U.S. and Canada may access the replay by dialing 888-286-8010.  Investors outside the U.S. and Canada should dial 617-801-6888.  The pass code for both is 61891613.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit HP. The Partnership partners with a broad customer base comprised of producers, processors, gatherers and transporters of natural gas.  USA Compression focuses on deploying large HP infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information on USA Compression is available at www.usacpartners.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges and management fees. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•              the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•              the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•              the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•              the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense,

depreciation and amortization expense, impairment of compression equipment charges and non-cash SG&A costs, less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•              changes in general economic conditions;

•              competitive conditions in the industry;

•              changes in the long-term supply of and demand for natural gas;

•              actions taken by the Partnership’s customers, competitors and third party operators;

•              changes in the availability and cost of capital;

•              operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•              the effects of existing and future laws and governmental regulations;

•              the effects of future litigation; and

•              other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph “Jody” C. Tusa, Jr.

(512) 473-2662

jtusa@usacompression.com

Dennard-Lascar Associates

Jack Lascar / 713-529-6600

jlascar@dennardlascar.com

Anne Pearson / 210-408-6321

apearson@dennardlascar.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Revenues:
Contract operations	$31,896	$31,088	$26,552
Parts and service	708	683	572
Total revenues	32,604	31,771	27,124
Cost of operations, exclusive of depreciation and amortization	10,420	9,868	9,021
Gross operating margin	22,184	21,903	18,103
Other operating and administrative costs and expenses:
Selling, general and administrative	4,895	5,341	3,694
Restructuring charges	—	—	—
Depreciation and amortization	11,678	11,290	9,428
Loss (Gain) on sale of assets	(25)	8	161
Total other operating and administrative costs and expenses	16,548	16,639	13,283
Operating income	5,636	5,264	4,820
Other Income (Expense)
Interest expense	(3,064)	(4,268)	(3,534)
Other	4	4	5
Total other expense	(3,060)	(4,264)	(3,529)
Net income before income tax expense	2,576	1,000	1,291
Income tax expense	55	52	48
Net Income	$2,521	$948	$1,243

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$5	$9	$12
Earnings available for limited partners prior to initial public offering on January 18, 2013	$530	$939	$1,231
Net income subsequent to initial public offering on January 18, 2013	$1,986	$—	$—

Net Income subsequent to initial public offering allocated to:
General partner’s interest in net income	$40	$—	$—
Common units interest in net income	$1,007	$—	$—
Subordinated units interest in net income	$939	$—	$—

Weighted average common units outstanding:
Basic	15,048,588	—	—
Diluted	15,048,588	—	—

Weighted average subordinated units outstanding:
Basic	14,048,588	—	—
Diluted	14,048,588	—	—

Net income per common unit:
Basic	$0.07	$—	$—
Diluted	$0.07	$—	$—

Net income per subordinated unit:
Basic	$0.07	$—	$—
Diluted	$0.07	$—	$—

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciled Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net income	$2,521	$948	$1,243
Interest expense	3,064	4,268	3,534
Depreciation and amortization	11,678	11,290	9,428
Income taxes	55	52	48
Share based compensation expense	79	—	—
Riverstone management fee(1)	48	250	—
Adjusted EBITDA	$17,445	$16,808	$14,253
Interest expense	(3,064)	(4,268)	(3,534)
Income tax expense	(55)	(52)	(48)
Share based compensation expense	(79)	—	—
Riverstone management fee	(48)	(250)	—
Other	507	406	(152)
Changes in operating assets and liabilities:
Accounts receivable	(1,650)	1,818	(439)
Inventory	(1,031)	(54)	(1,577)
Prepaids	(96)	(1,017)	371
Other non-current assets	3,842	(509)	(163)
Accounts payable	(7,359)	805	(6,090)
Accrued liabilities and deferred revenue	948	(2,088)	1,902
Net cash provided by operating activities	$9,360	$11,599	$4,523

(1)         Represents management fees paid to Riverstone for services performed during 2013 and 2012, prior to January 18, 2013, the closing date of the Partnership’s initial public offering. As these fees are not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net income	$2,521	$948	$1,243
Plus: Non-cash interest expense	453	477	363
Plus: Depreciation and amortization	11,678	11,290	9,428
Plus: Share-based compensation	79	—	—
Less: Maintenance capital expenditures(1)	3,118	3,532	2,594

Distributable cash flow	$11,613	$9,183	$8,440

Distributions for coverage ratio (2)	$10,126	$—	$—

Coverage ratio	0.90	—	—

(1)                                 Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(2)                                 Represents cash distributions declared for common and subordinated units outstanding after the closing of our initial public offering on January 18, 2013 through March 31, 2013, as determined on the record date for the quarter ended March 31, 2013. Distributions with respect to the 4,048,588 common units and 14,048,588 subordinated units owned by USA Compression Holdings, LLC outstanding on the record date for the quarter ended March 31, 2013 will be reinvested into newly issued common units under the Partnership’s Distribution Reinvestment Plan.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full Year 2013 Adjusted EBITDA Guidance Range

Reconciliation to Net Income and Distributable Cash Flow

(In millions — Unaudited)

	Current	Original
	Guidance	Guidance
Adjusted EBITDA	$78.1 to 82.1	$82.1
Depreciation and Amortization	50.0	50.0
Interest expense	12.0	12.0
Income tax provision	0.2	0.2
Net Income	$15.9 to 19.9	$19.9
Plus: Non-cash interest expense	1.5	1.5
Plus: Depreciation and amortization	50.0	50.0
Less: Maintenance capital expenditures	15.4	15.4
Distributable cash flow	$52.0 to 56.0	$56.0

This press release contains a forward-looking estimate of Adjusted EBITDA projected to be generated by the Partnership in its 2013 fiscal year.  A reconciliation to GAAP net cash provided by operating activities is not provided because GAAP net cash provided by operating activities is not accessible on a forward looking basis.  The items necessary to estimate GAAP net cash provided by operating activities that are not included in net income, in particular the change in operating assets and liabilities amounts, are not accessible or estimable at this time.  The Partnership does not anticipate the changes in operating assets and liabilities amounts to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and net income.